UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 29, 2018

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 550 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On June 29, 2018, Daseke, Inc. (the “Company”) appointed Mr. Bharat Mahajan as its Chief Financial Officer effective immediately upon the date of his receipt of a United States work visa (the “Effective Date”). Mr. Mahajan, age 49, will continue to serve as Chief Financial Officer and Vice President of Finance of Aveda Transportation and Energy Services Inc. (“Aveda”), a position he has held since October 2011, until the Effective Date, at which time he will commence employment with the Company as its Chief Financial Officer. On June 6, 2018, as previously disclosed, a wholly owned subsidiary of the Company acquired (the “Aveda Acquisition”) all of the outstanding common shares of Aveda, one of the largest oil rig moving companies in North America. Pursuant to the Aveda Acquisition, each of the holders of Aveda common shares received, at the holder’s election, C$0.90 in cash, 0.0751 shares of the Company’s common stock or a combination thereof in exchange for each Aveda common share. In addition, the Company has agreed to pay to the holders of Aveda common shares up to C$0.45 in cash per Aveda common share, which amount is contingent on and based upon Aveda’s Company EBITDA (as defined in the Agreement) meeting certain thresholds. Upon the consummation of the Aveda Acquisition, in exchange for their Aveda common shares, Mr. Mahajan received C$198,531 and 16,033 shares of Daseke common stock and his wife received C$170,100.

In connection with Mr. Mahajan’s appointment as the Company’s Chief Financial Officer, he and the Company entered into an employment agreement (the “Employment Agreement”) effective as of the Effective Date. The Employment Agreement provides for an initial five-year term with automatic renewals for additional five-year periods unless written notice of non-renewal is delivered by either party at least 60 days prior to the expiration of the then-current initial term or renewal term. Under the Employment Agreement, Mr. Mahajan is entitled to receive an annualized base salary of $400,000 (subject to at least annual review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)), and he is eligible to receive a discretionary annual bonus with a target value not less than $225,000 if certain performance targets established by the Compensation Committee are achieved. As soon as reasonably practicable after the Effective Date, Mr. Mahajan will receive a stock option with respect to 70,000 shares of common stock of the Company under the Company’s 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which option generally vests in 20% increments on each of the first five annual anniversary dates of the date of grant. The exercise price per share under such stock option will be equal to the Fair Market Value (as such term is defined in the Plan) of a share of common stock as of the date of grant of the option. The Employment Agreement further provides that Mr. Mahajan will be eligible to participate in the Company’s compensation and benefit plans and programs generally available to the Company’s senior executives. Additionally, Mr. Mahajan will be eligible to receive certain benefits and reimbursement of expenses in relation to his commuting and relocation from Calgary, Alberta, Canada to the Dallas-Ft. Worth metropolitan area, and the Company will retain legal counsel to assist him in obtaining lawful immigration and work status in the United States.

Pursuant to the Employment Agreement, if Mr. Mahajan’s employment is terminated without Cause (as defined in the Employment Agreement) or by Mr. Mahajan for Good Reason (as defined in the Employment Agreement), subject to Mr. Mahajan’s execution (and non-revocation) of a release of claims in a form acceptable to the Company, Mr. Mahajan will receive certain severance benefits, including among them a severance payment equal to two times the sum of (i) the then effective base salary and (ii) the annual bonus, if any, paid for the calendar year immediately preceding the calendar year in which such termination occurs.

The Employment Agreement contains certain restrictive covenants applicable to Mr. Mahajan, including confidentiality, non-competition and non-solicitation obligations. The non-competition and non-solicitation obligations apply during the term of employment and generally for a period of 24 months post-termination.

R. Scott Wheeler will no longer serve the Company as Chief Financial Officer, effective as of the Effective Date, but will continue in his role as President and as a member of the Board of Directors of the Company.

Item 7.01Regulation FD Disclosure

A copy of the press release announcing the hiring of Mr. Mahajan referenced in Item 5.02 is furnished with this Current Report as Exhibit 99.1.

The information furnished herewith pursuant to this Item 7.01 of this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

99.1  Press Release dated July 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DASEKE, INC.

July 2, 2018	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Senior Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary